Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-289975) and Form S-8 (Nos. 333-267011, 333-272845 and 333-289956) of SpringBig Holdings, Inc. of our report dated March 26, 2026, which includes an explanatory paragraph regarding SpringBig Holdings, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of SpringBig Holdings, Inc. as of and for the years ended December 31, 2025 and 2024, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York

March 26, 2026